QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2004 (this "Agreement"), by and among Exult, Inc., a Delaware corporation (the "Company"), Hewitt Associates, Inc., a Delaware corporation ("Parent"), and Eagle Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub").

RECITALS

        1. The Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with Merger Sub (the "Merger"), with the Company being the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation");

        2. For federal income Tax purposes, it is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a "plan of reorganization" within the meaning of Section 368 of the Code;

        3. As an inducement and condition to Parent's entering into this Agreement, Parent and certain stockholders of the Company (collectively, the "Stockholders"), are entering into stockholders agreements with Parent pursuant to which, among other things, the Stockholders have agreed to vote in favor of adoption of this Agreement;

        4. As an inducement and condition to the Company's entering into this Agreement, the Company and certain stockholders of Parent are entering into a Parent Stockholder Support Agreement pursuant to which, among other things, such Parent stockholders have agreed to vote in favor of the issuance of Parent Class A Common Stock in the Merger and the other transactions contemplated hereby; and

        The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        Accordingly, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will continue its corporate existence under the Laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub will cease.

        1.2    Effective Time.    The Merger will become effective as set forth in the certificate of merger (the "Certificate of Merger") that will be filed with the Secretary of State of the State of Delaware on the Closing Date. The term "Effective Time" will be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in DGCL Section 259.

        1.4    Conversion of Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of Company Common Stock:

          (a)    Conversion of Shares.    Subject to Section 2.2(e), each share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Time (the "Company Common Stock") (except for shares of Company Common Stock to be cancelled in accordance with Section 1.4(c)) will, at the Effective Time, be converted into the right to receive the Merger Consideration. "Merger Consideration" means 0.2 of a share (the "Exchange Ratio") of Class A common stock, par value $0.01 per share, of Parent (the "Parent Class A Common Stock").

          (b)    Cancellation of Shares.    As of the Effective Time, all such shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist and each holder of a certificate representing any such shares of Company Common Stock (a "Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any additional cash in lieu of fractional shares of Parent Class A Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, without interest. Certificates previously representing shares of Company Common Stock will be exchanged for certificates representing whole shares of Parent Class A Common Stock ("Parent Certificates") and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the number of outstanding shares of Company Common Stock has been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, notwithstanding any prohibitions thereon in this Agreement and the Closing nonetheless occurs, an appropriate and proportionate adjustment will be made to the Exchange Ratio. If, prior to the Effective Time, the number of outstanding shares of Parent Common Stock has been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar change in capitalization, notwithstanding any prohibitions thereon in this Agreement and the Closing nonetheless occurs, an appropriate and proportionate adjustment will be made to the Exchange Ratio.

          (c)    Cancellation of Company Common Stock.    Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent or any of their respective wholly owned Subsidiaries will be cancelled and will cease to exist and no stock of Parent or other consideration will be delivered in exchange therefor.

          (d)    Alternative Structure.    Parent may at any time change the method of effecting the combination (including by providing for the merger of the Company directly into Parent) so long as such change is consented to by the Company (such consent not to be unreasonably withheld), and no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to holders of the capital stock of the Company as provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company's stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially delay consummation of the transactions contemplated by this Agreement or require additional material consents or approvals.

        1.5    Parent Capital Stock.    At and after the Effective Time, each share of capital stock of Parent ("Parent Capital Stock") issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will not be affected by the Merger.

        1.6    Merger Sub Capital Stock.    Each share of common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation will thereby become a wholly owned subsidiary of Parent.

        1.7    Warrants.    Effective as of the Effective Time, the outstanding Company Warrant will be assumed by Parent and will be converted into a warrant to purchase a number of shares of Parent Class A Common Stock at a price in each case determined pursuant to the terms of the Company Warrant and in accordance with the provisions set forth therein (the "Assumed Warrant"). Except as otherwise provided therein, the Assumed Warrant will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the Company Warrant immediately prior to the Effective Time.

        1.8    Certificate of Incorporation of the Surviving Corporation.    At the Effective Time, the certificate of incorporation of Merger Sub attached hereto as Exhibit A (the "Merger Sub Charter") will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law, except that such certificate of incorporation will be amended to change the name of the Surviving Corporation to "Exult, Inc."

        1.9    Bylaws of the Surviving Corporation.    At the Effective Time, the bylaws of Merger Sub attached hereto as Exhibit B (the "Merger Sub Bylaws") will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

        1.10    Directors and Officers of the Surviving Corporation.    The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EXCHANGE OF SHARES

        2.1    Parent to Make Shares Available.    At or prior to the Effective Time with respect to Parent Certificates, and promptly thereafter with respect to cash in lieu of fractional shares, Parent will deposit, or will cause to be deposited, with a bank or trust company selected by Parent (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, Parent Certificates and cash in lieu of fractional shares (such cash and certificates for shares of Parent Class A Common Stock, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(e), respectively, in exchange for outstanding shares of Company Common Stock.

        2.2    Exchange of Shares.    (a) As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of one or more Certificates a letter of transmittal in customary form (which will specify, among other things, that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for Parent Certificates and any cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates will be entitled to receive in exchange therefor, as applicable, (i) a Parent Certificate representing the number of whole shares of Parent Class A Common Stock to which such holder of Company Common Stock has become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered will forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

        (b) No dividends or other distributions declared with respect to Parent Class A Common Stock will be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof will be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Class A Common Stock represented by such Certificate and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Parent Class A Common Stock represented by such Certificate.

        (c) If any Parent Certificate is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it will be a condition to the issuance thereof that the Certificate or Certificates so surrendered are properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange pays to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a Parent Certificate in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d) After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they will be cancelled and exchanged for Parent Certificates as provided in this Article II.

        (e) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Class A Common Stock will be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Class A Common Stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent will pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying the Specified Deal Value by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4. For purposes of this Agreement, "Specified Deal Value" means the weighted average of the closing sale prices of Parent Class A Common Stock on the NYSE Composite Transactions Tape as reported by The Wall Street Journal for the ten full NYSE trading days immediately preceding the date of the Effective Time.

        (f) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company as of the first anniversary of the Effective Time will be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II will thereafter look only to Parent for payment of the shares of Parent Class A Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Class A Common Stock deliverable in respect of each share of Company Common Stock, as the case may be, that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person will be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Class A Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

        (h) The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the disclosure letter (the "Company Disclosure Letter") delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company's covenants contained in Article V), the Company represents and warrants to Parent and Merger Sub as follows:

          3.1    Corporate Organization.    (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means an event or circumstance that has had, or is reasonably likely in the future to have, a material adverse effect on (i) with respect to Parent or the Company, as the case may be, the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) with respect to Parent and the Company, the ability of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to timely consummate the transactions contemplated by this Agreement.

          (b) True and complete copies of the Fourth Amended and Restated Certificate of Incorporation of the Company (the "Company Charter") and the Amended and Restated Bylaws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been made available to Parent.

          (c) Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has the corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clauses (ii) and (iii), except as would not have a Material Adverse Effect on the Company. As used in this Agreement, the word "Subsidiary" when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles ("GAAP"), and the terms "Company Subsidiary" and "Parent Subsidiary" will mean any direct or indirect Subsidiary of the Company or Parent, respectively, and, in the case of Parent, will include Merger Sub prior to the Effective Time and the Surviving Corporation as of and after the Effective Time.

        3.2    Capitalization.    (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, of which, as of the close of business on the business day immediately preceding the date of this Agreement (the "Measurement Date"), 109,890,095 shares were issued and outstanding, and (ii) 15,000,000 shares of Company Preferred Stock, par value $0.0001 per share (together with Company Common Stock, "Company Capital Stock"), of which, as of the Measurement Date, no shares were issued and outstanding. As of the Measurement Date, no shares of Company Common Stock were held in the Company's treasury. As of the Measurement Date, no shares of Company Capital Stock were reserved for issuance except for 3,339,084 shares of Company Common Stock reserved for issuance under the Company's 1999 Stock Option/Stock Issuance Plan, 1999 Special Executive Stock Option/Stock Issuance Plan, 2000 Equity Incentive Plan (together with any other plan providing for the award of options or other equity rights, the "Company Stock Plans"), 1,483,577 shares of Company Common Stock reserved for issuance under the Company's 2000 Employee Stock Purchase Plan as described in the Company Disclosure Letter (the "Company Employee Stock Purchase Plan"), 9,353,740 shares of Company Common Stock reserved for issuance upon the conversion of the Company Convertible Notes and 1,000,000 shares of the Company Common Stock reserved for issuance upon exercise of the Company Warrant outstanding on the date hereof. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to this Agreement, the Company Stock Plans and as set forth in Sections 3.2(b) and 3.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock. The Company has provided Parent with a list of (i) each outstanding and unexercised option to purchase shares of Company Common Stock ("Company Stock Option") granted pursuant to the Company Stock Plans, which list specifies (A) the name of the holder of such Company Stock Option, (B) the number of shares of Company Common Stock subject to such Company Stock Option, (C) the exercise price of such Company Stock Option, (D) the date on which such Company Stock Option was granted, (E) the applicable vesting schedule, and the extent to which such Company Stock Option is vested and exercisable as of the Measurement Date, and (F) the date on which such Company Stock Option expires and (ii) the aggregate number of all shares of Company Common Stock that are a restricted stock right of any kind, contingent or accrued, granted under the Company Stock Plans (not including Company Stock Options) ("Company Restricted Stock") outstanding as of the Measurement Date; since the

Measurement Date through the date hereof, the Company has not issued or awarded any options, restricted stock or restricted stock units under the Company Stock Plans.

        (b) As of the Measurement Date: 1,000,000 shares of Company Common Stock are subject to issuance pursuant to an outstanding warrant (the "Company Warrant") to purchase Company Common Stock. Section 3.2(b) of the Company Disclosure Letter sets forth for the Company Warrant (i) the name of the holder of such Company Warrant, (ii) the number of shares of Company Common Stock subject to such Company Warrant, (iii) the exercise price of such Company Warrant, (iv) the date on which such Company Warrant was granted, (v) to the extent applicable, the vesting schedule, and the extent to which such Company Warrant is vested and exercisable as of the Measurement Date, and (vi) the date on which such Company Warrant expires. All shares of Company Common Stock subject to issuance under the Company Warrant, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

        (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote of the Company is issued or outstanding as of the date hereof. As of the Measurement Date, there were 9,353,740 shares of Company Common Stock reserved for issuance upon conversion of the $110,000,000 aggregate principal amount of the Company's 2.50% Convertible Senior Notes due October 1, 2010 (the "Company Convertible Notes").

        (d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the Securities and Exchange Commission (the "SEC")) of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

        3.3    Authority; No Violation.    (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the "Company Board"). The Company Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the Company's stockholders for adoption at a duly held meeting of such stockholders (the "Company Stockholders Meeting") and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, voting together as a single class ("Company Stockholder Approval"), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (such exception, the "Bankruptcy Exception")).

        (b) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") or any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgement, ruling, policy, guideline or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (a "Law") applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (c) Prior to the execution of this Agreement, to the extent necessary, the Compensation Committee of the Company Board took such action as may be required to assure the treatment of Company Stock Options contemplated by Exhibit 6.7(b) operates as therein provided with the result that, immediately after the Effective Time, all options and other rights awarded under the Company Stock Plans shall be extinguished without further action.

        3.4    Consents and Approvals.    Except for (i) the filing with the SEC of a Joint Proxy Statement in definitive form relating to the meetings of the Company's and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "Joint Proxy Statement") and of a registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) Company Stockholder Approval, and (v) the consents or approvals listed in Section 3.4 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. The consents, approvals, filings and registrations set forth in (i) through (iv) are referred to herein as the "Necessary Consents."

        3.5    Reports.    (a) The Company and each of the Company Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (i) any state regulatory authority, (ii) the SEC, and (iii) any foreign regulatory authority (collectively, "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 2001, including any report or statement required to be filed pursuant to the Laws of the United States, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of the Company Subsidiaries since January 1, 2001, except where such proceedings or investigation would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of the Company Subsidiaries; there has been no formal or informal inquiry by, or disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company since January 1, 2001 that would, individually or in the aggregate, have a Material Adverse Effect on the Company; and all reports, registrations and statements referred to in this Section 3.5, including accompanying certifications by officers, complied as to form in all material respects with all applicable legal requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b) The Company has previously made available to Parent an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule or definitive proxy statement filed by the Company with the SEC (the "Company Reports") pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") from January 1, 2001 through the date of this Agreement and (ii) communication mailed by the Company to its stockholders and press release or similar announcement published by the Company, in each case since January 1, 2001 and prior to the date of this Agreement ("Company Public Statements"), and no Company Report or Company Public Statement filed, mailed or published since January 1, 2001, as of the date of such Company Report or Company Public Statement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All Company Reports filed under the Securities Act and the Exchange Act since January 1, 2001, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

        3.6    Financial Statements.    (a) The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2001, 2002 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (such financial statements, the "Company 2003 Financial Statements") filed with the SEC under the Exchange Act, accompanied by the audit reports of KPMG LLP and Arthur Andersen LLP, as applicable, independent public accountants with respect to the Company, and (ii) the unaudited consolidated balance sheet of Company and the Company Subsidiaries as of March 31, 2004, and the related consolidated statements of income and cash flows of the three-month periods then ended, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the "Company Interim Financial Statements," and together with the Company 2003 Financial Statements, the "Company Financial Statements"). The December 31, 2003 consolidated balance sheet of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders' equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject in the case of the Company Interim Financial Statements to normal year-end audit adjustments in amounts that are immaterial in nature and amount and are consistent with past experience. Each of the Company Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

        (b)    The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic,

mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has designed disclosure controls and procedures to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the management of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Parent a summary of each such disclosure made by management to the Company's auditors and audit committee since January 1, 2002.

        (c)    Except for those liabilities that are reflected or reserved against on the March 31, 2004 consolidated balance sheet of the Company included in the Company Interim Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2004 that are immaterial in nature or amount, since such date, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of the Company or would, individually or in the aggregate, have a Material Adverse Effect on the Company.

        3.7    Absence of Certain Changes or Events.    Except as set forth in a final registration statement, prospectus, report or definitive proxy statement filed since January 1, 2004 by the Company with the SEC pursuant to the Securities Act or the Exchange Act and prior to the Measurement Date:

        (a)    since December 31, 2003 through and including the date of this Agreement, no event or events have occurred that have had or would, individually or in the aggregate, have a Material Adverse Effect on the Company; and

        (b)    since December 31, 2003 through and including the date of this Agreement, the Company and the Company Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.1 or 5.2 had such Sections been in effect since December 31, 2003.

        3.8    Legal Proceedings.    (a) None of the Company or any of the Company Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (b)    There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated business process outsourcing companies or their Subsidiaries) imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent.

        (c)    Neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2001, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its management or its business (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a "Company Regulatory Agreement"), or is obligated to make any payment or incur any other expense pursuant to any Company Regulatory Agreement, nor has the Company or any of the Company Subsidiaries been advised since January 1, 2001 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

        3.9    Taxes and Tax Returns.    (a) The Company and the Company Subsidiaries have duly filed all federal, state, foreign and local information returns and Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than (i) Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) information returns, Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 3.9 of the Company Disclosure Letter lists those Tax Returns that are currently the subject of audit by the Internal Revenue Service (the "IRS") or for which written notice of intent to audit has been received from the IRS. Any liability with respect to deficiencies asserted as a result of any such audit is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. Section 3.9 of the Company Disclosure Letter sets forth all material elections with respect to Taxes affecting the Company or any of the Company Subsidiaries as of the date of this Agreement. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no material disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries). Within the past five years, neither the Company nor any of the Company Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by the Company or any of the Company Subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or any other third party. The Company does not have and has not had any permanent establishment in any foreign country as defined in the applicable Tax treaty or convention between the United States and such foreign country. The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. No item of income or gain reported by the Company for financial accounting purposes in any pre-closing period is required to be included in taxable income for a post-closing period. Neither the Company nor any of the Company Subsidiaries has any excess loss account (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any Subsidiary which would give rise to a material tax liability.

        (b)    As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and the term "Tax Return" includes all returns, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with or supplied to a Tax authority relating to Taxes.

        (c)    The limitation under Section 382 of the Code, Treasury Regulation Section 1.1502-15 or 21 or otherwise on the use of net operating loss carryforwards of the Company and the Company Subsidiaries that may apply by reason of the Merger or other transactions contemplated by this Agreement will not be reduced by virtue of any prior transaction or change in ownership of the Company or any of the Company Subsidiaries. For the purposes of this Section 3.9(c), the Section 382 limitation that may apply by reason of the Merger or other transaction contemplated by this Agreement shall be based on the fair market value of the Company Common Stock on the date of this Agreement.

        3.10    Employee Benefit Plans.    (a) Documents. Section 3.10(a) of the Company Disclosure Letter sets forth a list of the following: (i) all severance and employment agreements of the Company with directors or executive officers, (ii) all material severance programs and policies of each of the Company or the Company Subsidiaries, (iii) any plan or agreement of the Company or the Company Subsidiaries relating to any of its current or former employees, consultants or directors (each, an "Employee") pursuant to which benefits would vest or an amount would become payable or the terms of which would otherwise be altered, in any case by virtue of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), (iv) each document embodying each Retirement Plan of the Company, and (v) each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) or other plan or Contract of any nature with any Person (whether or not an Employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of the Company capital stock has been granted or otherwise issued. The Company has delivered or made available to Parent for review each of the items listed on Section 3.10(a) of the Company Disclosure Letter. For purposes of this Agreement, (A) "Retirement Plan" shall mean a material arrangement for the provision of Retirement Benefit Rights to Employees (and, if applicable, beneficiaries thereof) and (B) "Retirement Benefit Rights" shall mean, with respect to any Person, any pension, lump sum, gratuity or a like benefit provided or generally intended to be provided on retirement or on death in respect of an Employee's relationship as a service provider to such Person or its Subsidiaries; provided, that (x) material post-retirement health benefits and any other self-insured health benefit arrangements and (y) material deferred compensation payments required to be made to an Employee in respect of the termination of employment, are both deemed to be "Retirement Benefit Rights."

        (b)    Benefit Plan Compliance.    (i) As used in this Agreement, the "Benefit Plans" of any Person means each collective bargaining agreement, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other similar plan, arrangement or understanding providing benefits to any Employee of such Person or any of its Subsidiaries. With respect to any Benefit Plan of the Company or any of the Company

Subsidiaries ("Company Benefit Plans"), no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of the Company Subsidiaries would be subject to any material liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable Law.

          (ii)    Each Company Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Laws and the terms of all applicable collective bargaining agreements. Each Company Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an "Approval") has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment or change in Law that has not previously received such Approval.

          (iii)    To the knowledge of the Company, no material commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee of the Company or any of the Company Subsidiaries by an authorized Employee of the Company that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body or any material number or category of its Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

          (iv)    There are no material unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim thereunder.

        (c)    Pensions.    Neither the Company nor any Company Subsidiary is a party to, contributes to, or will be required to contribute to, any material scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension, retirement savings benefits or other like benefits (including the payment after leaving employment of the Company or any Company Subsidiary of medical expenses) for any Employee or for the widow, widower, child or dependant of any such Employee. To the knowledge of the Company, the scheme relating to U.K. employees discussed in Section 3.10(c) of the Company Disclosure Letter has been operated in compliance with applicable Law and the Company has no due and unpaid obligations in respect of it.

        (d)    Defined Benefit Plans; Multiemployer Plans.    No Company Benefit Plan is or at any time was (i) subject to Title IV of ERISA, (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code, or (iv) a "multiple employer plan" within the meaning of Section 413(c) of the Code.

        (e)    Continuation Coverage.    No Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Laws or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

        (f)    Effect of Transaction.    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of the Company Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, except as set forth in Section 3.10(f) of the Company Disclosure Letter.

        (g)    Labor.    No collective bargaining agreement is being negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which may materially interfere with the respective business activities of the Company or any of the Company Subsidiaries. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of the Company Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of the Company Subsidiaries, and there is no material charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

        3.11    Compliance with Applicable Law.    The Company and each of the Company Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to the Company or any of the Company Subsidiaries, except where the failure to hold such license, franchise, permit, variance, order, approval or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        3.12    Certain Contracts.    (a) Section 3.12 of the Company Disclosure Letter lists each contract, undertaking, arrangement, commitment or understanding (whether written or oral) to which the Company or any of the Company Subsidiaries is a party or by which they are bound (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business material to Parent or the Company, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) providing for compensation or benefits to any officer or director of the Company, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, other than the Company Stock Plans, (v) with the 8 largest (measured by revenues in 2003 or the first quarter of 2004) clients of the Company and the Company Subsidiaries taken as a whole (such specific 8 clients, the "Key Company Clients"), (vi) that is with a Person the termination or breach of which would, individually or in the aggregate, have a Material Adverse Effect on the Company, or (vii) pursuant to which the Company or any of the Company Subsidiaries received or made aggregate payments for goods or services during the year ended December 31, 2003, or pursuant to which the Company reasonably expects to receive or make such aggregate payments during the year ending December 31, 2004, in each case in excess of $5,000,000 per contract, arrangement, commitment or understanding (or series of related contracts, arrangements, commitments or understandings). Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), whether or not set forth in the Company Disclosure Letter, is referred to as a "Company Contract," and neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (b)    With such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect on the Company as to clauses (i), (ii) and (iii) only, (i) each Company Contract is valid and binding on the Company or any of the Company Subsidiaries, as applicable, and is in full force and effect, (ii) the Company and each of the Company Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Company Subsidiaries under any such Company Contract, and (iv) neither the execution nor delivery of this Agreement, nor the completion of any of the transactions herein contemplated will result in the termination or cancellation of, or right under, any such Company Contract.

        3.13    Properties.    The Company or one of the Company Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in the Company Interim Financial Statements as being owned by the Company or one of the Company Subsidiaries or acquired after the date thereof which are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, and (ii) such imperfections or irregularities of title, claims or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in the Company Interim Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor, except in the case of clauses (a) and (b) above as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        3.14    Intellectual Property.

        (a)    No Infringement.    To the knowledge as of the date hereof of the Company, the services and operations of the Company do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation would, individually or in the aggregate, have a Material Adverse Effect on the Company. "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (v) all databases and data collections and all rights therein throughout the world, (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        (b)    No Impairment.    There is no contract, undertaking or agreement to which the Company or any Company Subsidiary is party or by which they are bound that will result in: (i) Parent or any Subsidiary of Parent being bound by any material non-compete or other material restriction on the operation of any business of Parent or the Parent Subsidiaries or (ii) Parent or any Parent Subsidiary granting any rights or licenses to any material Intellectual Property of Parent or any Parent Subsidiary

to any third party (including a covenant not to sue with respect to any material Intellectual Property of Parent or any Parent Subsidiary).

        3.15    Environmental Matters.

        (a)    Hazardous Material.    Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws, but excluding office and janitorial supplies (a "Hazardous Material"), are present, as a result of the actions of the Company or any of the Company Subsidiaries or any affiliate of the Company, or, to the knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of the Company Subsidiaries has at any time owned, operated, occupied or leased.

        (b)    Hazardous Materials Activities.    Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company: (i) neither the Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law in effect on or before the Closing Date and (ii) neither the Company nor any of the Company Subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        3.16    Clients.    (a) Between January 1, 2001 and the date hereof, none of the Key Company Clients has canceled or otherwise terminated its contract or relationship with the Company or any of the Company Subsidiaries or has at any time decreased significantly its usage of the services of the Company or any of the Company Subsidiaries (except for decreases which are, to the knowledge of the Company, primarily attributable to the satisfactory completion of specific projects in the ordinary course of business) and, to the knowledge of the Company, there has been no material adverse change in the business relationship of the Company and each of the Company Subsidiaries with any Key Company Client. Except as set forth on Section 3.16 of the Company Disclosure Letter, to the knowledge of the Company, no such client intends to cancel or otherwise terminate its relationship with the Company or the Company Subsidiaries or to decrease significantly its usage of the services of the Company or the Company Subsidiaries (except for decreases primarily attributable to the satisfactory completion, to the knowledge of the Company, of specific projects in the ordinary course of business), except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (b)    To the knowledge of the Company, there is no dispute with any Key Company Client or delays or other problems in connection with any services rendered by the Company or the Company Subsidiaries to any Key Customer Client that have given rise or could reasonably be expected to give rise to a liability (in the context of the work at issue) or the need to provide "service credits" or additional services for the customer involved, in each case that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

        3.17    State Takeover Laws.    The Company Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreement and transactions

DGCL Section 203 and any similar "takeover" or "interested stockholder" Law (any such Laws, "Takeover Statutes").

        3.18    Reorganization.    As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.19    Opinion.    Prior to the execution of this Agreement, the Company has received an opinion from Morgan Stanley & Co. Incorporated to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.20    Company Information.    The information relating to the Company and the Company Subsidiaries that is or will be provided by the Company or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        3.21    Vote Required.    The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

        3.22    Broker's Fees.    None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated, the material terms of whose engagement have been disclosed to Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the disclosure letter (the "Parent Disclosure Letter") delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent's or Merger Sub's covenants contained in Article V), Parent and Merger Sub represent and warrant to the Company as follows:

        4.1    Corporate Organization.    (a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (b)    True and complete copies of the Amended and Restated Certificate of Incorporation (the "Parent Charter"), the Amended and Restated Bylaws of Parent (the "Parent Bylaws"), the Merger Sub Charter and the Merger Sub Bylaws, each as in effect as of the date of this Agreement, have previously been made available to the Company.

        (c)    Each Parent Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        4.2    Capitalization.    (a) The authorized capital stock of Parent, as of the Measurement Date, consists of (A) 1,000,000,000 shares of Parent Common Stock ("Parent Common Stock"), of which, as of the Measurement Date, (i) 750,000,000 shares were authorized and 31,298,249 shares were issued and outstanding as Parent Class A Common Stock, (ii) 200,000,000 shares were authorized and 62,582,704 shares were issued and outstanding as Parent Class B Common Stock, and (iii) 50,000,000 shares were authorized and 4,519,719 shares were issued and outstanding as Parent Class C Common Stock and (B) 10,000,000 shares of Parent Preferred Stock, par value $0.01 per share ("Parent Preferred Stock"), of which 1,400,000 shares were authorized and no shares were issued and outstanding as Parent Series A Preferred Stock. As of the Measurement Date, 273,249 shares of Parent Class A Common Stock were held in Parent's treasury and no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for 25,000,000 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent in effect as of the date of this Agreement (the "Parent Stock Plans"). All of the issued and outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the Measurement Date, except pursuant to this Agreement, the Parent Stock Plans and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Parent Capital Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Capital Stock. The shares of Parent Class A Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

        (b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each "significant subsidiary" (as such term is defined under Regulation S-X of the SEC) of Parent are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

        (c)    No bonds, debentures, notes or other indebtedness having the right to vote on any matter on which Parent's stockholders may vote are issued and outstanding.

        (d)    All of the issued and outstanding shares of Merger Sub Common Stock are owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any activities other than in connection with the transactions contemplated by this Agreement and has incurred no liabilities or obligations other than as contemplated hereby.

        4.3    Authority; No Violation.    (a) Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (the "Parent Board"), the Board of Directors of Merger Sub (the "Merger Sub Board") and Parent, as the sole stockholder of Merger Sub. The Parent Board and the Merger Sub Board have determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and Merger Sub and their respective stockholders and the Parent Board has directed that this Agreement and the transactions contemplated hereby and the issuance of the Merger Consideration (the "Share Issuance") be submitted to Parent's stockholders for approval at a duly held meeting of such stockholders (the "Parent Stockholders Meeting") and, except for approval of this Agreement and the transactions contemplated hereby and the Share Issuance by a majority of the holders of Parent Common Stock, present in person or by proxy at the Parent Stockholder Meeting ("Parent Stockholder Approval"), no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and by Merger Sub and (assuming due authorization, execution and delivery by the Company) constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms (except as may be limited by the Bankruptcy Exception).

        (b)    Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Injunction or Law applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        4.4    Consents and Approvals.    Except for (i) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the HSR Act, (iv) Parent Stockholder Approval, and (v) the consents or approvals listed in Section 4.4 of the Parent Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub, as applicable, of the Merger and the other transactions contemplated by this Agreement.

        4.5    Reports.    (a) Parent and each of the Parent Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2001, including any report or statement required to be filed pursuant to the Laws of the United States, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of the Parent Subsidiaries since January 1, 2001, except where such proceedings or investigation would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any Parent Subsidiaries; there has been no formal or informal inquiry by, or disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent since January 1, 2001 that would, individually or in the aggregate, have a Material Adverse Effect on Parent; and all reports, registrations and statements referred to in this Section 4.5, including accompanying certifications by officers, complied as to form with all applicable legal requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b)    Parent has previously made available to the Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule or definitive proxy statement filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act ("Parent Reports") from January 1, 2001 through the date of this Agreement and (ii) communication mailed by Parent to its stockholders and press release or similar announcement published by Parent, in each case since January 1, 2001 and prior to the date of this Agreement ("Parent Public Statements"), and no Parent Report or Parent Public Statement filed, mailed or published since January 1, 2001 as of the date of such Parent Report or Parent Public Statement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading. All Parent Reports filed under the Securities Act and the Exchange Act since January 1, 2001, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

        4.6    Financial Statements.    (a) Parent has previously made available to the Company copies of (i) the consolidated balance sheet of Parent and the Parent Subsidiaries (or, as applicable, their predecessors) as of September 30, 2001, 2002 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended as reported in Parent's

Annual Report on Form 10-K for the fiscal year ended September 30, 2003 (such financial statements, the "Parent 2003 Financial Statements") filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Parent, and (ii) the unaudited consolidated balance sheet of Parent and the Parent Subsidiaries as of March 31, 2004, and the related consolidated statements of income and cash flows of the three-month periods then ended, as reported in Parent's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the "Parent Interim Financial Statements," and together with the Parent 2003 Financial Statements, the "Parent Financial Statements"). The September 30, 2003 consolidated balance sheet of Parent (including the related notes, where applicable) included in the Parent Financial Statements fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in stockholders' equity and consolidated financial position of Parent and the Parent Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject in the case of the Parent Interim Financial Statements to normal year-end audit adjustments in amounts that are immaterial in nature and amount and are consistent with past experience. Each of the Parent Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

        (b)    The records, systems, controls, data and information of Parent and the Parent Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent (i) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of the Parent Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent's auditors and audit committee since January 1, 2002.

        (c)    Except for those liabilities that are reflected or reserved against on March 31, 2004 consolidated balance sheet of Parent included in the Parent Interim Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2004, since such date, neither Parent nor any of the Parent Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Parent or would, individually or in the aggregate, have a Material Adverse Effect on Parent;

        4.7    Absence of Certain Changes or Events.    Except as set forth in a final registration statement, prospectus, report or definitive proxy statement filed since January 1, 2004 with the SEC pursuant to the Securities Act or the Exchange Act and prior to the Measurement Date:

          (a)   since September 30, 2003 through and including the date of this Agreement, no event or events have occurred that have had or would have, individually or in the aggregate, a Material Adverse Effect on Parent; and

          (b)   since September 30, 2003 through and including the date of this Agreement, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and have not taken any action or failed to take any action that would have resulted in a breach of Section 5.3 had such Section been in effect since September 30, 2003.

        4.8    Legal Proceedings.    (a) None of Parent or any Parent Subsidiary is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any Parent Subsidiary except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (b)    There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated human resources outsourcing companies or their Subsidiaries) imposed upon Parent, any Parent Subsidiary or the assets of Parent or any Parent Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (c)    Neither Parent nor any of the Parent Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2001, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its management or its business (each, whether or not set forth in the Parent Disclosure Letter, a "Parent Regulatory Agreement"), or is obligated to make any payment or incur any other expense pursuant to any Parent Regulatory Agreement, nor has Parent or any of the Parent Subsidiaries been advised since January 1, 2001, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

        4.9    Compliance with Applicable Law.    Parent and each of the Parent Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to Parent or any of the Parent Subsidiaries, except where the failure to hold such license, franchise, permit, variance, order, approval or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        4.10    Reorganization.    As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.11    Parent Information.    The information relating to Parent and the Parent Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4, or the information relating to Parent and the Parent Subsidiaries that is or will be provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder in all material respects. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.

        4.12    Vote Required.    The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

        4.13    Broker's Fees.    None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman, Sachs & Co.

ARTICLE V

PRE-CLOSING COVENANTS

        5.1    Conduct of Businesses Prior to the Effective Time.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or a provision of the Company Disclosure Letter making specific reference to this Section 5.1, the Company will, and will cause each of the Company Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action that would adversely affect or materially delay the ability of the Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants under this Agreement or to consummate the transactions contemplated hereby.

        5.2    Company Forbearances.    Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the Effective Time, except as set forth in the Company Disclosure Letter and except as expressly contemplated or permitted by this Agreement subject to Section 6.13, the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent (in its reasonable discretion):

          (a)   incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (but not including accrual of interest on or maturity of obligations incurred before the date hereof), in excess of $5,000,000 in the aggregate, or make any loan or advance, other than: (A) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its directly or indirectly wholly owned Subsidiaries to the Company or any of the Company Subsidiaries, (B) guarantees of performance obligations of the Company or any of the Company Subsidiaries in the ordinary course of business consistent with past practice, or (C) non-executive officer employee loans or advances permitted under applicable Law made in the ordinary course of business not to exceed $1,000,000 in the aggregate;

          (b)   (i)    adjust, split, combine or reclassify any of its capital stock;

            (ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting of restricted stock or other Company Restricted Stock, in each case in accordance with past practice and the terms of the applicable award agreements or the Company Stock Plans pursuant to which the awards were granted, (C) repurchases or cancellations of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, and (D) as set forth in Section 5.2(b)(ii) of the Company Disclosure Letter);

            (iii)    grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to newly-hired employees of the Company who are not officers or directors of the Company made in the ordinary course of business consistent with past practice under the Company Stock Plans; or

            (iv)    issue any additional shares of capital stock or securities convertible into shares of capital stock except (A) the satisfaction of any Company Stock Options, the Company Warrant or the Company Convertible Notes outstanding as of the date of this Agreement or Company Stock Options or other stock based awards issued thereafter in compliance with this Agreement or (B) pursuant to the Company Employee Stock Purchase Plan, subject to Section 6.7(c);

          (c)   except in the ordinary course of business consistent with past practice with respect to employees who are not directors or executive officers of the Company, or as required by Law, an agreement in effect on the date hereof that is listed in the Company Disclosure Letter or the Company Stock Plans:

            (i)    increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director;

            (ii)    pay any pension or retirement allowance not required by any existing plan or agreement or by applicable Law;

            (iii)    pay any bonus;

            (iv)    become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee; or

            (v)    accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Restricted Stock other than Company Restricted Stock granted to directors and executive officers;

        (d)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are, individually or in the aggregate with all other such transactions, material to the Company and the Company Subsidiaries, taken as a whole, to any Person other than a Company Subsidiary, provided, that this shall not prohibit the Company from taking any cost reduction initiatives disclosed to Parent on or prior to the date of this Agreement, including facilities consolidations and attendant dispositions of assets, that would not present a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent;

        (e)    cancel, release or assign any indebtedness or third party claim that is material, individually or in the aggregate with all other such indebtedness or claims, to the Company and the Company Subsidiaries, taken as a whole, to any Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

        (f)    enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or change any of its technology or operating policies that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law or to accommodate a material client request or need;

        (g)    acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, other than acquisitions of assets from clients in connection with providing services to such clients in the ordinary course of business consistent with past practice;

        (h)    knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

        (i)    amend the Company Charter or the Company Bylaws, or otherwise take any action to exempt any Person (other than Parent or the Parent Subsidiaries) from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

        (j)    settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice or reserved for in the accounts of the Company as of the date hereof;

        (k)    take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

        (l)    except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since March 31, 2004 or make or change any material Tax election;

        (m)    take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement;

        (n)    amend in any material respect or waive any of its material rights under any contract listed or required to be listed on the Company Disclosure Letter, except in the ordinary course of business consistent with past practice;

        (o)    enter into any contract, arrangement, commitment or understanding that would have been a Company Contract had it been in existence on the date of this Agreement, except in the ordinary course of business consistent with past practice;

          (p)   adopt or recommend a plan of complete or partial dissolution, merger or consolidation, recapitalization, restructuring or other reorganization (other than the Merger);

          (q)   enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any material Intellectual Property owned by Parent or any of the Parent Subsidiaries;

          (r)   without limiting the generality or effect of any of the foregoing, expend funds or incur liabilities for capital expenditures in excess of the amounts set forth in the Company's 2004 capital expenditure budget delivered by the Company to Parent prior to the date of this Agreement; or

          (s)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

        5.3   Parent and Merger Sub Forbearances.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or in the Parent Disclosure Letter, Parent and Merger Sub will not, and Parent will not permit any of the Parent Subsidiaries to, without the prior written consent of the Company (in its reasonable discretion):

          (a)   adjust, split, combine or reclassify any of Parent's capital stock;

          (b)   amend the Parent Charter;

          (c)   knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (d)   subject to Section 6.13, take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;

          (e)   adopt or recommend a plan of complete or partial dissolution or liquidation;

          (f)    subject to Section 6.13, take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

          (g)   declare or pay any dividend or other distribution on any class of Parent Common Stock with a record date prior to the Effective Time unless Parent irrevocably undertakes to add the per share amount of such dividend or distribution to the Merger Consideration; provided, however, that this clause (iv) will not apply to repurchases of Parent capital stock or any cash dividends of no more than $0.25 per quarter declared or paid in connection with a decision by the Parent Board approving the commencement of a regular quarterly dividend for Parent Common Stock; or

          (h)   agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1   Regulatory Matters; Third Party Consents.    (a) Parent and the Company will promptly prepare and file with the SEC the Joint Proxy Statement and Parent will promptly prepare and file with the SEC the Form S-4 in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company will use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail or deliver the Joint Proxy Statement to its respective stockholders.

        (b)   Subject to Section 6.13, the parties will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

        (c)   Each of Parent and the Company will, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

        (d)   Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement.

        6.2   Access to Information.    (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent will, and will cause each Parent Subsidiary to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties will, and will cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws (other than reports or documents that such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Neither the Company nor Parent nor any of their Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)   All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement entered into between the Company and Parent as of March 12, 2004 (the "Confidentiality Agreement").

        (c)   No investigation by either of the parties or their respective representatives will affect the representations and warranties of the other set forth in this Agreement.

        6.3   Stockholder Approvals.    Each of the Company and Parent will call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approvals required in connection with this Agreement and the Merger, and each will use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable on the same date. Each of the Company Board and the Parent Board will use its reasonable best efforts to obtain from its respective stockholders the Company Stockholder Approval and Parent Stockholder Approval. The Parent Board will recommend that its stockholders vote in favor of the Share Issuance, and the Company Board will recommend that its stockholders vote in favor of the adoption of this Agreement, subject to their respective fiduciary duties in connection with any Parent Acquisition Proposal in the case of the Parent Board, or, in the case of the Company Board, subject to its fiduciary duties in respect of a Superior Proposal and in compliance by the Company with Section 6.12. Nothing in this Agreement will prohibit Parent or the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act. In addition, without limiting the generality or effect of the foregoing, nothing herein will restrict any party from disclosing to its stockholders information that its Board of Directors determines in good faith, after consultation with counsel, it is required to disclose under applicable Law.

        6.4   Legal Conditions to Merger.    Subject to Section 6.13, each of Parent and the Company will, and will cause its Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        6.5   Affiliate Letters.    The Company will use its commercially reasonable efforts to cause each director, executive officer and other Person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Company stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit C.

        6.6   NYSE Listing.    Parent will use its commercially reasonable efforts to cause the shares of Parent Class A Common Stock to be issued, or reserved for issuance, in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        6.7   Employee Matters.    (a) From the Effective Time through the first anniversary of the Effective Time (the "Benefits Provision Date"), except for participation in equity plans (which is covered by Section 6.7(b)), Parent will, or will cause the Company to, provide employees of the Company and the Company Subsidiaries as of the Effective Time (the "Covered Employees") employee benefits and compensation plans, programs and arrangements that, in Parent's reasonable judgment, in the aggregate (giving effect to the benefits and compensation to be provided pursuant to Section 6.7(b)) are not substantially less valuable to Covered Employees than are the employee benefits and compensation, excluding severance arrangements, plans, programs and arrangements provided by the Company or the Company Subsidiaries, as the case may be, to such employees as of the Measurement Date, provided, however, that subject to Section 6.7(b), prior to the Benefits Provision Date Parent will be deemed to be in compliance with this covenant if it makes provision so that Covered Employees become eligible to participate in benefit plans provided to similarly situated employees of Parent and the Parent Subsidiaries and nothing therein or otherwise will affect the at-will employment status of any employee.

        (b)   Each of Parent and the Company will take the actions indicated to be taken by it on Exhibit 6.7(b) at or prior to the times specified therein.

        (c)   The Company shall take all necessary and appropriate actions with respect to the Company Employee Stock Purchase Plan so that the offering period ending June 30, 2004, is the final offering period for which shares of Company Common Stock are issued under such plan.

        6.8   Indemnification; Directors' and Officers' Insurance.    (a) After the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director, officer or employee of the Company or any of the Company Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless, such Indemnified Parties against such claims, actions, suits or proceedings, to the fullest extent that would be permitted under applicable Delaware corporate Law (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party). From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify, defend and hold harmless, the Indemnified Parties as provided in the Company Charter and the Company Bylaws in effect on the date hereof, and any agreement specifically listed in Section 6.8 of the Company Disclosure Letter, provided, however, to the extent any such matter arises out of service by any individual as a director or officer of Parent as of or after the Merger, such indemnity shall be provided in accordance with the Parent Charter and Parent Bylaws, as in effect from time to time, and any director and officer indemnification agreements between Parent and such person.

        (b)   Parent will use its reasonable best efforts to cause the individuals covered by the Company's directors' and officers' liability insurance immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors' and officers' liability insurance as in effect on the Measurement Date, and if that is not practicable, then such insurance not substantially less favorable to the insureds than the policy maintained by the Company as of the Measurement Date (such other insurance may include so-called "tail" policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the Company's policy as in effect on the Measurement Date) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such, and provided further, that in no event will Parent be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by the Company for such insurance (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, Parent's obligations under this Section 6.8(b) will be deemed satisfied to the extent that any such individual is covered for all such periods with respect to such acts or omissions under any directors' and officers' liability insurance policy maintained by Parent for its directors and officers.

        (c)   This Section 6.8 will survive the Effective Time and is expressly intended to be for the benefit of, and will be enforceable by the Indemnified Parties and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event that Parent or the Surviving Corporation or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 6.8.

        6.9     Additional Agreements.    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party and their respective Subsidiaries will take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

        6.10   Advice of Changes.    Each of Parent and the Company will promptly advise the other of any change or event (a) having or reasonably likely to have a Parent MAE or a Company MAE, as the case may be, or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that (i) no such notification will affect the representations, warranties or covenants of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and (ii) a failure to comply with this Section 6.10 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

        6.11   Exemption from Liability Under Section 16(b).    Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock into shares of Parent Class A Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.11. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Company Insiders of Parent Class A Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated by this Agreement, to the extent such securities are listed in the Section 16 Information, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For purposes of this Agreement, (a) "Section 16 Information" will mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock (including Company Restricted Stock) held by each such Company Insider and expected to be exchanged for Parent Class A Common Stock in the Merger, and the number and description of Company Stock Options held by each such Company Insider and expected to be cashed-out in connection with the Merger and (b) "Company Insiders" will mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        6.12 No Shop.    (a) Except as otherwise permitted in this Section 6.12, the Company will not, and will cause the Company Subsidiaries and each officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of the Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, reorganization, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of the Company Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Company Board will be permitted, prior to obtaining Company Stockholder Approval, and subject to compliance with the other terms of this Section 6.12 and to first entering into a confidentiality agreement with the Person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, in response to a bona fide written Acquisition Proposal that constitutes, or could reasonably lead to, a Superior Proposal to consider and participate in discussions and negotiations with respect to such proposal and provide information in connection therewith.

  (b)
  As used in this Agreement:

          (i)    "Alternative Transaction" means any of (i) a transaction pursuant to which any Person (or group of persons) other than Parent or the Parent Subsidiaries, directly or indirectly, acquires or would acquire more than 10% of the outstanding shares of Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company (other than the Merger), (iii) any transaction pursuant to which any Person (or group of persons) other than Parent or the Parent Subsidiaries acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of the Company or any Company Subsidiary representing more than 10% of the fair market value of all the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least 90% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, or (v) any other transaction that is conditioned or predicated on the Merger not being completed in accordance with the terms of this Agreement or is intended or could reasonably be expected to result in the Merger not being so completed (provided, however, that any transfers among General Atlantic Partners and its affiliates shall not be deemed an Alternative Transaction); and

          (ii)   "Superior Proposal" means a bona fide written proposal (not solicited by or on behalf of the Company or any of the Company Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of the Company Subsidiaries or otherwise resulting from a breach of Section 6.12(a)) made by a third party after the date of this Agreement that if consummated would result in such third party (or its stockholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

        (c)   The Company will notify Parent promptly as practicable (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of the Company Subsidiaries or for access to the properties, books or records of the Company or the Board of Directors of any Company Subsidiary by any Person that informs the Company Board or any Company Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent will be made orally and in writing, and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Company Subsidiary, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Company will (i) keep Parent informed, on a reasonably current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal. The Company will also promptly as practicable, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.12(a).

        (d)   Neither the Company Board nor any committee thereof will (i) (A) withdraw (or modify in a manner adverse to Parent) the recommendation by the Company Board or any such committee of this Agreement and the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the stockholders of the Company reject this Agreement or the Merger, or (D) resolve, agree or propose publicly to take any such actions, or (E) recommend the approval or adoption of any Acquisition Proposal, unless in each case, a bona fide written Acquisition Proposal that constitutes, or could reasonably lead to, a Superior Proposal has been made and the Company Board or a committee thereof determines in good faith (after consultation with outside legal counsel) that failure to take any such action would be inconsistent with its fiduciary duties under applicable Law, (ii) adopt or approve any Acquisition Proposal, or withdraw its approval of this Agreement or the Merger, or resolve or agree to take any such actions, (iii) without limiting Section 6.12(d)(i), propose publicly to adopt or approve any Acquisition Proposal or propose publicly to withdraw its approval of this Agreement or the Merger or resolve or agree to take any such actions, or (iv) cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Alternative Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition or Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.12(a)) or resolve or agree to take any such actions (each Board action set forth in clauses (i)-(iv) of this Section 6.12(d) being referred to herein as an "Company Adverse Recommendation Change"). Notwithstanding the foregoing, prior to obtaining Company Stockholder Approval, the Company Board may in response to a bona fide written Acquisition Proposal that constitutes a Superior Proposal, terminate this Agreement pursuant to Section 8.1(h) and concurrently approve, recommend and authorize the Company to enter into a binding Alternative Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (1) the Company Board may not terminate this Agreement pursuant to Section 8.1(h), and any purported termination pursuant to Section 8.1(h) will be void and of no force or effect, unless the Company has complied with all provisions of this Section 6.12, including the notification provisions in this Section 6.12, and with all applicable requirements of Sections 9.3(b) (including the payment of the Company Termination Fee prior to or simultaneously with such termination) and (2) the Company may not exercise its right to terminate this Agreement pursuant to Section 8.1(h), (x) until after the second business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal and that the Company Board will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, which notice will specify the terms and conditions of the Superior Proposal and identify the Person making such Superior Proposal (a "Notice of Superior Proposal") (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new Notice of Superior Proposal and a new two business day period), and (y) unless after such second business day such Superior Proposal remains a Superior Proposal and the Company Board so determines in accordance with the definition of "Superior Proposal." Notwithstanding the foregoing, unless and until this Agreement is terminated in accordance with Section 8.1, nothing in this Section 6.12 will affect the obligations of the Company or the rights of Parent or Merger Sub under any other provision of this Agreement, including the Company's obligation to seek the Company Stockholder Approval pursuant to Section 6.3.

        (e)   The Company will, and will cause the Company Subsidiaries and its or their officers, directors, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other retained representative) to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and its representatives) conducted heretofore with respect to any of the foregoing, and will use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause the Company Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or the Company Subsidiaries is or may become a party, and will immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal, unless the Company Board determines in good faith that such Acquisition Proposal is, or could reasonably lead to, a Superior Proposal.

        (f)    The Company will ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or the Company Subsidiaries are aware of the restrictions described in this Section 6.12 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.12 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or the Company Subsidiaries, at the direction or with the consent of the Company or the Company Subsidiaries, will be deemed to be a breach of this Section 6.12 by the Company.

        6.13    Certain Limitations.    Notwithstanding any other provision hereof or otherwise applicable Law, (a) in no event will the Company or Parent be required to take any action to secure any regulatory or other consent or approval, or the lapse or termination of any waiting period, if the Company Board or the Parent Board, as applicable, determines in good faith that taking such action would result in any condition to the Company or Parent's obligation, as applicable, hereunder not being satisfied and (b) in no event will a party be required to agree to a divestiture, hold-separate or similar restriction on its or the other party's business, or agree to pay any amount (other than required filing fees and the legal and other incidental fees), in order to secure any governmental consent otherwise required hereunder or by virtue of the transactions hereby contemplated.

        6.14    Control of the Other Party's Business.    Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or will give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.15    Merger Sub Compliance.    Parent will cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub will not engage in any business which is not in connection with the Merger. Parent will vote all of the shares of Merger Sub in favor of the adoption of this Agreement.

        6.16    Company Convertible Notes.    Parent will, and will cause the Surviving Corporation to, execute and deliver on the Closing Date a supplement to the Indenture, dated as of September 30, 2003 (the "Convertible Notes Indenture"), between the Company and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.), as trustee in accordance with the terms and conditions of the Convertible Notes Indenture.

        6.17    Board of Directors of Parent.    The Board of Directors of Parent will take all actions necessary such that, effective immediately following the Effective Time, (i) one director of the Company prior to the Effective Time who qualifies as an "independent" director of Parent under the NYSE definition, selected by the Company Board and approved by the Nominating and Corporate Governance Committee of Parent and (ii) the GA Designee (as defined in the Stockholders Agreement, dated as of the date of this Agreement, among Parent and certain affiliates of General Atlantic Partners) shall each become members of the Parent Board. If Parent's Nominating and Corporate Governance Committee fails to approve a director so selected by the Company Board within five business days of notice thereof, the Company may propose one or more Company Directors who so qualify until one of them is so approved.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approvals.    Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    NYSE Listing.    The shares of Parent Class A Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c)    HSR Act.    Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    No Injunctions or Restraints; Illegality.    No Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

        7.2    Conditions to Obligations of Parent and Merger Sub.    The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, on behalf of itself and Merger Sub, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), provided, that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Material Adverse Effect on the Company at the Closing Date (ignoring solely for purposes of this proviso any reference to Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

          (c)    Company MAE.    There shall not have occurred at any time after the date of this Agreement any Company MAE. A "Company MAE" means any change, effect, event, occurrence or state of facts that has had or is reasonably likely in the future to have, individually or when considered with other effects, a material adverse effect on (i) the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Company MAE will be deemed to exclude effects to the extent resulting from (A) changes, after the date hereof, in GAAP, (B) actions or omissions of the Company taken with the prior written consent of Parent, (C) matters specifically disclosed on the Company Disclosure Letter, (D) the Company's compliance with the terms and conditions of this Agreement, (E) changes affecting any of the industries in which such entity operates generally which do not affect the Company disproportionately, or (F) any events or changes affecting general worldwide economic or capital market conditions which do not affect the Company disproportionately) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

          (d)   Parent shall have received a written opinion from its legal counsel in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn.

        7.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), provided, that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Material Adverse Effect on Parent at the Closing Date (ignoring solely for purposes of this proviso any reference to Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

          (c)    Parent MAE.    There shall not have occurred at any time after the date of this Agreement any Parent MAE. A "Parent MAE" means any change, effect, event, occurrence or state of facts that has had or is reasonably likely in the future to have, individually or when considered with other effects, a material adverse effect on (i) the business, results of operations or financial condition of Parent and Parent Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Parent MAE will be deemed to exclude effects to the extent resulting from (A) changes, after the date hereof, in GAAP, (B) actions or omissions of Parent taken with the prior written consent of the Company, (C) matters specifically disclosed on the Parent Disclosure Letter, (D) Parent's compliance with the terms and conditions of this Agreement, (E) changes affecting any of the industries in which such entity operates generally which do not affect Parent disproportionately, or (F) any events or changes affecting general worldwide economic or capital market conditions which do not affect Parent disproportionately) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

          (d)   The Company shall have received a written opinion from its legal counsel in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

          (a)   by mutual consent of the Company and Parent (on behalf of itself and Merger Sub) in a written instrument;

          (b)   by either the Company or Parent, upon written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c)   by either the Company or Parent, upon written notice to the other party, if Company Stockholder Approval shall not have been obtained at a Company Stockholders Meeting or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

          (d)   by either the Company or Parent, upon written notice to the other party, if Parent Stockholder Approval shall not have been obtained at a Parent Stockholders Meeting or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent where the failure to obtain Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

          (e)   by either the Company or Parent, upon written notice to the other party, if the Merger shall not have been consummated on or before January 31, 2005, unless the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

          (f)    by either the Company or Parent, upon written notice to the other party, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 calendar days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

          (g)   by Parent, upon written notice to the Company, in the event of a Company Adverse Recommendation Change;

          (h)   by the Company, upon written notice to Parent, if the Company Board shall have exercised its rights set forth in Section 6.12(d); provided, that, in order for the termination of this Agreement pursuant to this paragraph (h) to be deemed effective, the Company shall have complied with the provisions of Section 6.12, including the notice provisions thereof and the provisions of Section 9.3(b);

          (i)    by Parent, if a Company MAE shall have occurred since the date hereof; provided, that if the Material Adverse Effect is one that "is reasonably likely in the future to have a material adverse effect" but has not yet had such effect, then Parent's right to terminate under this Section 8.1(i) will be suspended until (i) the Company MAE has actually become materially adverse, in which case Parent may terminate or (ii) the Company MAE has abated without actually becoming materially adverse, in which case Parent may not terminate as a result of that Company MAE;

          (j)    by the Company, if a Parent MAE shall have occurred since the date hereof; provided, that if the Material Adverse Effect is one that "is reasonably likely in the future to have a material adverse effect" but has not yet had such effect, then the Company's right to terminate under this Section 8.1(j) shall be suspended until (i) the Parent MAE has actually become materially adverse, in which case the Company may terminate or (ii) the Parent MAE has abated without actually becoming materially adverse, in which case the Company may not terminate as a result of that Parent MAE; or

          (k)   by Parent, in order to enter into an agreement for a Parent Acquisition; provided, that in order for the termination of this Agreement pursuant to this Section 8.1(k) to be deemed effective, Parent shall have complied with the provisions of Section 9.3(c) and shall have given the Company two business days' notice of its intent to do so.

        8.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2 and 9.3 through 9.11 will survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of the Company, Parent nor Merger Sub will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        8.3    Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company, except that, after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.4    Extension; Waiver.    At any time prior to the Effective Time, the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement, except that, after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Company Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Closing.    On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date will be no later than two business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Company and Parent (on behalf of itself and Merger Sub) (the "Closing Date").

        9.2    Nonsurvival of Representations, Warranties and Covenants.    None of the representations, warranties and covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.3    Expenses and Fees.    (a) Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, other than the fee under the HSR Act, will be shared equally by the Company and Parent.

        (b)   The Company will pay Parent, by wire transfer of immediately available funds, an amount (the "Company Termination Fee") equal to $30 million if this Agreement is terminated as follows:

          (i)    if Parent shall terminate this Agreement pursuant to Section 8.1(g), then the Company will pay the Company Termination Fee on the business day following such termination; provided, however, the Company shall not be required to pay the Company Termination Fee if the Company was otherwise entitled to terminate this Agreement pursuant to Sections 8.1(b),(d), (e), (f) or (j);

          (ii)   if the Company shall terminate this Agreement pursuant to Section 8.1(h), then the Company will pay the Company Termination Fee prior to such termination;

          (iii)  if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or 8.1(e), (B) at any time after the date of this Agreement and at or before the date of the Company Stockholders Meeting a Company Acquisition Proposal shall have been publicly announced and not withdrawn (a "Public Proposal") with respect to the Company, and if (C) within 18 months of the date of such termination of this Agreement, the Company or any of the Company Subsidiaries consummates any Company Acquisition, then the Company will pay the Company Termination Fee on the date of such consummation; and

          (iv)  if (A) Parent shall terminate this Agreement pursuant to Section 8.1(f) or 8.1(i), (B) at any time after the date of this Agreement and before such termination a Public Proposal with respect to the Company shall have been publicly announced and not withdrawn, (C) following the occurrence of such Public Proposal, the Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, and if (D) within 18 months of the date of such termination of this Agreement, the Company or any of the Company Subsidiaries consummates any Company Acquisition, then the Company will pay the Company Termination Fee on the date of such consummation.

        For purposes of this Agreement, a "Company Acquisition" means (i) any merger, reorganization, share exchange, consolidation, recapitalization or other business combination involving the Company or any Company Subsidiary which, upon consummation, would result in a change in the majority of the Company Board and as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least 50% of the surviving or resulting entity in such transaction, (ii) any transaction pursuant to which any Person (or group of persons) acquires or would acquire control of voting securities of the Company representing more than 50% of the voting securities of the Company, or (iii) any purchase of all or substantially all of the consolidated assets of the Company and Company Subsidiaries, taken as a whole, in each case, other than the transactions contemplated by this Agreement, provided, however, that "Company Acquisition" will not include any transaction whereby General Atlantic Partners and its affiliates acquire more than 50% of the voting securities of the Company unless such transaction is a "Rule 13e-3 transaction" as defined in Rule 13e-3(a)(3) under the Exchange Act (assuming for this purpose that General Atlantic Partners is an affiliate of the Company) and "Company Acquisition Proposal" means a bona fide proposal by a third party made after the date of this Agreement that, if consummated, would be a Company Acquisition.

        (c)   If (i) either party shall terminate this Agreement pursuant to Section 8.1(d) or 8.1(e), (ii) at any time after the date of this Agreement and at or before the date of the Parent Stockholders Meeting a Parent Acquisition Proposal shall have been publicly announced and not withdrawn with respect to Parent, (iii) Parent Stockholder Approval shall have not been obtained at the time of termination in the case of termination under Section 8.1(e) and the Parent Acquisition Proposal is conditioned or predicated on the Merger not being completed in accordance with the terms of this Agreement or is intended or could reasonably be expected to result in the Merger not being so completed, and (iv) within 18 months of the date of such termination of this Agreement, Parent or any of the Parent Subsidiaries consummates a Parent Acquisition, then Parent will pay the Company on the date of such consummation an amount by wire transfer of immediately available funds, equal to $30 million. For purposes of this Agreement, a "Parent Acquisition" means (A) any merger, reorganization, share exchange, consolidation, recapitalization or other business combination involving Parent or any Parent Subsidiary which, upon consummation, would result in a change in the majority of the Parent Board and as a result of which the holders of shares of Parent Common Stock immediately prior to such transaction do not, in the aggregate, own at least 50% of the surviving or resulting entity in such transaction, (B) any transaction pursuant to which any Person (or group of persons) acquires or would acquire control of voting securities of Parent representing more than 50% of the voting securities of Parent, or (C) any purchase of all or substantially all of the consolidated assets of Parent and Parent Subsidiaries, taken as a whole, and "Parent Acquisition Proposal" means a bona fide proposal by a third party made after the date of this Agreement that, if consummated, would be a Parent Acquisition.

        (d)   If Parent terminates this Agreement pursuant to Section 8.1(k), then Parent will pay to the Company $30 million prior to such termination by wire transfer of immediately available funds.

        (e)   If the Company or Parent terminates this Agreement pursuant to Section 8.1(d), then Parent shall pay to the Company the sum of $10 million promptly following the termination of this Agreement; provided, however, that Parent shall not be required to pay such fee if at the time of termination Parent was otherwise entitled to terminate this Agreement.

        (f)    Each of the parties acknowledges that the agreements contained in Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amounts due pursuant to Section 9.3 and, in order to obtain such payment, the non-breaching party commences a suit that results in a judgment against the breaching party for the amounts set forth in Section 9.3, the breaching party will pay to the non-breaching party interest on the amounts set forth in Section 9.3 at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal

(Northeast edition) or, if not reported therein, in another authoritative source selected by the non-breaching party) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 1.5%.

        9.4    Notices.    All notices and other communications in connection with this Agreement will be in writing and will be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

          (a)   if to the Company, to:

      Exult, Inc.
      121 Innovation Drive, Suite 200
      Irvine, CA 92612
      Attention: James Madden
      Fax: (949) 856-8803

      with a copy to:

      Gibson, Dunn & Crutcher LLP
      Jamboree Center
      4 Park Plaza, Suite 1400
      Irvine, CA 92614
      Attention: Thomas D. Magill
                        E. Michael Greaney
      Fax: (949) 451-4220

          (b)   if to Parent or Merger Sub, to:

      Hewitt Associates, Inc.
      100 Half Day Road
      Lincolnshire, IL 60069
      Attention: Dale L. Gifford
                        Bryan J. Doyle
      Fax: (847) 295-7634

      with a copy to:

      Jones Day
      222 East 41st Street
      New York, NY 10017
      Attention: Robert A. Profusek
                        Marilyn W. Sonnie
      Fax: (212) 755-7306

        9.5    Interpretation.    (a)    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." For purposes of this Agreement, "Person" means any individual (in any capacity) or legal entity, including a Governmental Entity, and "knowledge of the Company" means the actual knowledge of its executive officers after due inquiry. Unless the context otherwise requires, (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent, as the case may be.

        (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        9.6    Counterparts.    This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        9.7    Entire Agreement.    This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

        9.8    Governing Law.    This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

        9.9    Publicity.    None of the Company, Parent or Merger Sub will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent will not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the NYSE or the National Association of Securities Dealers Automated Quotation System.

        9.10    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the Company, in the case of Parent or Merger Sub, or Parent, in the case of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

        9.11    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

EXULT, INC.
By:	/s/ JAMES C. MADDEN, V.
	Name:	James C. Madden, V.
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

HEWITT ASSOCIATES, INC.
By:	/s/ DALE L. GIFFORD
	Name:	Dale L. Gifford
	Title:	Chief Executive Officer
EAGLE MERGER CORP.
By:	/s/ JOHN M. RYAN
	Name:	John M. Ryan
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

QuickLinks

AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V PRE-CLOSING COVENANTS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS